 Exhibit 10(T)

HARLEYSVILLE GROUP INC.

NON-QUALIFIED EXCESS CONTRIBUTION AND MATCH PROGRAM

AMENDED AND RESTATED:  JANUARY 1, 2008

HARLEYSVILLE GROUP INC.
NON-QUALIFIED EXCESS CONTRIBUTION AND MATCH PROGRAM

AMENDED AND RESTATED AS OF JANUARY 1, 2008

HARLEYSVILLE GROUP INC.
NON-QUALIFIED EXCESS CONTRIBUTION AND MATCH PROGRAM

AMENDED AND RESTATED AS OF JANUARY 1, 2008

ARTICLE I -  PURPOSE

This Non-Qualified Excess Contribution and Match Program (the “Program”) permits certain employees of Harleysville Group Inc. (the “Company”), through an unfunded non-qualified deferred compensation plan, to receive the full Company contribution and match that otherwise would have been available under the Harleysville Retirement Savings Plus Plan (the “Retirement Plan”) but for the limitations, established by the Internal Revenue Code (the “Code”), on contributions, deferrals, and matches. The Program has the further objective of attracting and retaining senior management personnel of superior caliber and of affording them a means of participating in the overall success of the Company.  For purposes of the Employee Retirement Income Security Act of 1974, as amended, this Program is intended to be unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. This amended and restated Program document is intended to satisfy the applicable requirements of Section 409A of the Code.

ARTICLE II -  DEFINITIONS

For the purposes of this Program, the definitions found in the Retirement Plan shall govern except as otherwise provided herein.

ARTICLE III -  ADMINISTRATION

The Harleysville Retirement Savings Plan Administrative Committee (the “Committee”) shall have responsibility for the implementation and administration of this Program. The Committee shall interpret the Program and shall establish rules and regulations governing the Program’s administration. The Committee shall have discretion to determine, without limitation, which employees are eligible to participate in this Program, and the amounts payable to Participants under this Program.  Any decision made or action taken by the Committee, arising out of or in connection with the construction, administration, interpretation, or effect of the Program and its rules and regulations, shall be conclusive and binding upon all Participants (as defined in Article V below) and any person claiming through or under any Participant, unless otherwise determined by the Compensation and Personnel Development Committee of the Board of Directors of the Company.

ARTICLE IV -  EFFECTIVE DATE

The Program originally became effective as of January 1, 1989, was amended and restated November 17, 1999, to be effective January 1, 2000, was amended and restated as of January 1, 2006, and is amended and restated as of January 1, 2008. The Program shall continue until modified or repealed by the Compensation and Personnel Development Committee.

ARTICLE V -  PARTICIPATION

All officers of the Company at pay grade 20 or above may be eligible to participate in the Program (“Participant(s)”).

ARTICLE VI -  CONTRIBUTION CREDITS

At the end of each Plan Year under the Retirement Plan, a Participant shall be entitled to an “excess contribution,” which is an amount equal to the sum of (1) the excess, if any, of (a) the matching percentage otherwise payable by the Company under the Retirement Plan to non-highly compensated employees times 6% of the Participant’s base salary earned, whether or not actually paid to the Participant or deferred for the Plan Year over (b) the amount of matching contribution that would have been credited to the Participant’s account in the Retirement Plan if the Participant had made the maximum legally allowable deferral to the Retirement Plan for that year (“Matching Contribution”) plus (2) the excess, if any, of (a) the non-matching contribution percentage otherwise payable by the Company under the Retirement Plan to non-highly compensated Employees times the Participant’s base salary earned, whether or not actually paid to Participant or deferred for the Plan Year over (b) the amount of non-matching contribution to Participant’s account in the Retirement Plan (“Non-Matching Contribution”).  The Participant’s interest in the non-matching contributions shall vest in accordance with the terms of the Retirement Plan.

ARTICLE VII -  PARTICIPANT ACCOUNTS

Any excess contributions credited hereunder shall be credited to and held in an account for the Participant as set forth in the Company’s Non-Qualified Deferred Compensation Plan and governed by the provisions set forth therein.

ARTICLE VIII -  PROHIBITION OF ALIENATION

Any amounts credited to a Participant shall not be voluntarily or involuntarily assigned, anticipated, or alienated and shall not be subject to attachment, levy, or encumbrance. The right of the Participant to the said amounts shall be no greater than the right of any unsecured general creditor of the Company.

ARTICLE IX -  GOVERNING LAW

The place of administration of this Program shall be conclusively deemed to be within the Commonwealth of Pennsylvania and the validity, construction, interpretation, administration, and effect of this Program, and any of its rules and regulations, and the rights of any and all persons having or claiming to have an interest therein or thereunder, shall be governed by and determined exclusively and solely in accordance with the laws of the Commonwealth of Pennsylvania.

ARTICLE X -  COSTS OF THE PROGRAM

The expenses incurred in administering this Program shall be borne by the Company and shall not be charged against the credits in each account.

ARTICLE XI -  NO EMPLOYMENT CONTRACT

Neither the establishment of this Program nor any action taken hereunder shall be construed as giving a Participant any right to be retained in the employ of the Company, and all

Participants shall remain subject to discharge to the same extent as if the Program had never been adopted.

ARTICLE XII -  AMENDMENT AND TERMINATION

The Company reserves the right to modify, amend, alter, or terminate this Program at any time and in any way by action of its Compensation and Personnel Development Committee.  If the Program is terminated, all Amounts credited to a Participant shall be distributed twelve (12) to twenty-four (24) months following such termination, in cash or in kind.  All existing similar plans also shall be terminated in the event of the termination of this Program, and no similar plan will be instituted for at least three (3) years following such termination.

TO RECORD THE AMENDMENT AND RESTATEMENT OF THIS PROGRAM, THE COMPANY HAS CAUSED ITS AUTHORIZED OFFICERS TO AFFIX THE CORPORATE NAME AND SEAL HERETO THIS 5TH DAY OF DECEMBER, 2007.

HARLEYSVILLE GROUP INC.

	By:	/s/ Michael L. Browne
Michael L. Browne President & CEO

ATTEST:
/s/ Robert A. Kauffman
Robert A. Kauffman
Secretary